J.P.Morgan

J.P.Morgan

TABLE OF CONTENTS

Page

PARTIES		1
RECITALS		1
Section 1.	Certain Definitions
(a)	ADR Register	1
(b)	ADRs; Direct Registration ADRs	1
(c)	ADS	2
(d)	Beneficial Owner	2
(e)	Custodian	2
(f)	Deliver, execute, issue et al.	2
(g)	Delivery Order	2
(h)	Deposited Securities	2
(i)	Direct Registration System	3
(j)	Holder	3
(k)	Securities Act of 1933	3
(l)	Securities Exchange Act of 1934	3
(m)	Shares	3
(n)	Transfer Office	3
(o)	Withdrawal Order	3
Section 2.	Form of ADRs	3
Section 3.	Deposit of Shares	4
Section 4.	Issue of ADRs	5
Section 5.	Distributions on Deposited Securities	5
Section 6.	Withdrawal of Deposited Securities	5
Section 7.	Substitution of ADRs	6
Section 8.	Cancellation and Destruction of ADRs; Maintenance of Records	6
Section 9.	The Custodian	6
Section 10.	Lists of Holders	7
Section 11.	Depositary's Agents	7
Section 12.	Resignation and Removal of the Depositary; Appointment of Successor Depositary	7
Section 13.	Reports	8
Section 14.	Additional Shares	8
Section 15.	Indemnification	9
Section 16.	Notices	10
Section 17.	Counterparts	11
Section 18.	No Third Party Beneficiaries; Holders and Beneficial Owners as Parties; Binding Effect	11
Section 19.	Severability	11
Section 20.	Governing Law; Consent to Jurisdiction	11
Section 21.	Agent for Service	14
Section 22.	Waiver of Immunities	15
Section 23.	Waiver of Jury Trial	16
Section 24.	Amendment and Restatement of Prior Deposit Agreement	16
TESTIMONIUM		17
SIGNATURES		17

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FORM OF FACE OF ADR		A-1
Introductory Paragraph		A-1
(1)	Issuance of ADSs	A-2
(2)	Withdrawal of Deposited Securities	A-3
(3)	Transfers, Split-Ups and Combinations of ADRs	A-3
(4)	Certain Limitations to Registration, Transfer etc.	A-4
(5)	Liability for Taxes, Duties and Other Charges	A-5
(6)	Disclosure of Interests	A-6
(7)	Charges of Depositary	A-6
(8)	Available Information	A-9
(9)	Execution	A-10
Signature of Depositary		A-10
Address of Depositary's Office		A-10
FORM OF REVERSE OF ADR		A-11
(10)	Distributions on Deposited Securities	A-11
(11)	Record Dates	A-12
(12)	Voting of Deposited Securities	A-12
(13)	Changes Affecting Deposited Securities	A-14
(14)	Exoneration	A-14
(15)	Resignation and Removal of Depositary; the Custodian	A-17
(16)	Amendment	A-18
(17)	Termination	A-18
(18)	Appointment; Acknowledgements and Agreements	A-19
(19)	Waiver	A-20
(20)	Elective Distributions in Cash or Shares	A-20

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SECOND AMENDED AND RESTATED DEPOSIT AGREEMENT dated as of [DATE] , 2021 (the "Deposit Agreement") among TAL EDUCATION GROUP and its successors (the "Company"), JPMORGAN CHASE BANK, N.A., as depositary hereunder (the "Depositary"), and all Holders (defined below) and Beneficial Owners (defined below) from time to time of American Depositary Receipts issued hereunder ("ADRs") evidencing American Depositary Shares ("ADSs") representing deposited Shares (defined below). The Company hereby appoints the Depositary as depositary for the Deposited Securities (defined below) and hereby authorizes and directs the Depositary to act in accordance with the terms set forth in this Deposit Agreement. All capitalized terms used herein have the meanings ascribed to them in Section 1 or elsewhere in this Deposit Agreement.

W I T N E S S E T H

WHEREAS, the Company and the Depositary entered into an Amended and Restated Deposit Agreement dated as of August 11, 2017 (as so amended, the "Prior Deposit Agreement") for the purposes set forth therein, for the creation of American depositary shares representing the Shares so deposited and for the execution and delivery of American depositary receipts ("Prior Receipts") evidencing the American depositary shares;

WHEREAS, pursuant to the terms of the Prior Deposit Agreement, the Company and the Depositary wish to amend and restate the Prior Deposit Agreement and the Prior Receipts;

NOW THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, subject to Section 24 hereof, the parties hereto hereby amend and restate the Prior Deposit Agreement and the Prior Receipts in their entirety as follows:

1. Certain Definitions.

(a)       "ADR Register" is defined in paragraph (3) of the form of ADR (Transfers, Split-Ups and Combinations of ADRs).

(b)       "ADRs" mean the American Depositary Receipts executed and delivered hereunder. ADRs may be either in physical certificated form or Direct Registration ADRs (as hereinafter defined). ADRs in physical certificated form, and the terms and conditions governing the Direct Registration ADRs, shall be substantially in the form of Exhibit A annexed hereto (as the same may be amended from time to time, the "form of ADR"). The term "Direct Registration ADR" means an ADR, the ownership of which is recorded on the Direct Registration System. References to "ADRs" shall include certificated ADRs and Direct Registration ADRs, unless the context otherwise requires. The form of ADR is hereby incorporated herein and made a part hereof; the provisions of the form of ADR shall be binding upon the parties hereto.

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(c)       Subject to paragraph (13) of the form of ADR, (Changes Affecting Deposited Securities) each "ADS" evidenced by an ADR represents the right to receive, and to exercise the beneficial ownership interests in, the number or percentage of Shares specified in the form of ADR attached hereto as Exhibit A (as amended from time to time) that are on deposit with the Depositary and/or the Custodian and a pro rata share in any other Deposited Securities, subject, in each case, to the terms of this Deposit Agreement and the ADSs. The ADS(s)-to-Share(s) ratio is subject to amendment as provided in the form of ADR (which may give rise to fees contemplated in paragraph (7) thereof (Charges of Depositary)).

(d)       "Beneficial Owner" means as to any ADS, any person or entity having a beneficial ownership interest in such ADS. A Beneficial Owner need not be the Holder of the ADR evidencing such ADS. If a Beneficial Owner of ADSs is not a Holder, it must rely on the Holder of the ADR(s) evidencing such ADSs in order to assert any rights or receive any benefits under this Deposit Agreement. The arrangements between a Beneficial Owner of ADSs and the Holder of the corresponding ADRs may affect the Beneficial Owner’s ability to exercise any rights it may have.

(e)       "Custodian" means the agent or agents of the Depositary (singly or collectively, as the context requires) and any additional or substitute Custodian appointed pursuant to Section 9.

(f)       The terms "deliver", "execute", "issue", "register", "surrender", "transfer" or "cancel", when used with respect to Direct Registration ADRs, shall refer to an entry or entries or an electronic transfer or transfers in the Direct Registration System, and, when used with respect to ADRs in physical certificated form, shall refer to the physical delivery, execution, issuance, registration, surrender, transfer or cancellation of certificates representing the ADRs.

(g)       "Delivery Order" is defined in Section 3.

(h)       "Deposited Securities" as of any time means all Shares at such time deposited under this Deposit Agreement and any and all other Shares, securities, property and cash at such time held by the Depositary or the Custodian in respect or in lieu of such deposited Shares and other Shares, securities, property and cash. Deposited Securities are not intended to, and shall not, constitute proprietary assets of the Depositary, the Custodian or their nominees. Beneficial ownership in Deposited Securities is intended to be, and shall at all times during the term of the Deposit Agreement continue to be, vested in the Beneficial Owners of the ADSs representing such Deposited Securities.

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(i)       "Direct Registration System" means the system for the uncertificated registration of ownership of securities established by The Depository Trust Company ("DTC") and utilized by the Depositary pursuant to which the Depositary may record the ownership of ADRs without the issuance of a certificate, which ownership shall be evidenced by periodic statements issued by the Depositary to the Holders entitled thereto. For purposes hereof, the Direct Registration System shall include access to the Profile Modification System maintained by DTC which provides for automated transfer of ownership between DTC and the Depositary.

(j)       "Holder" means the person or persons in whose name an ADR is registered on the ADR Register. For all purposes under the Deposit Agreement and the ADRs, a Holder shall be deemed to have all requisite authority to act on behalf of any and all Beneficial Owners of the ADSs evidenced by the ADR(s) registered in such Holder's name.

(k)       "Securities Act of 1933" means the United States Securities Act of 1933, as from time to time amended.

(l)       "Securities Exchange Act of 1934" means the United States Securities Exchange Act of 1934, as from time to time amended.

(m)       "Shares" mean the Class A common shares of the Company, and shall include the rights to receive Shares specified in paragraph (1) of the form of ADR (Issuance of ADSs).

(n)       "Transfer Office" is defined in paragraph (3) of the form of ADR (Transfers, Split-Ups and Combinations of ADRs).

(o)       "Withdrawal Order" is defined in Section 6.

2. Form of ADRs.

(a)       Direct Registration ADRs. Notwithstanding anything in this Deposit Agreement or in the form of ADR to the contrary, ADSs shall be evidenced by Direct Registration ADRs, unless certificated ADRs are specifically requested by the Holder.

(b)       Certificated ADRs. ADRs in certificated form shall be printed or otherwise reproduced at the discretion of the Depositary in accordance with its customary practices in its American depositary receipt business, or at the request of the Company typewritten and photocopied on plain or safety paper, and shall be substantially in the form set forth in the form of ADR, with such changes as may be required by the Depositary or the Company to comply with their obligations hereunder, any applicable law, regulation or usage or to indicate any special limitations or restrictions to which any particular ADRs are subject. ADRs may be issued in denominations of any number of ADSs. ADRs in certificated form shall be executed by the Depositary by the manual or facsimile signature of a duly authorized officer of the Depositary. ADRs in certificated form bearing the facsimile signature of anyone who was at the time of execution a duly authorized officer of the Depositary shall bind the Depositary, notwithstanding that such officer has ceased to hold such office prior to the delivery of such ADRs.

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(c)       Binding Effect. Holders of ADRs, and the Beneficial Owners of the ADSs evidenced by such ADRs, shall each be bound by the terms and conditions of this Deposit Agreement and of the form of ADR, regardless of whether such ADRs are Direct Registration ADRs or certificated ADRs.

3. Deposit of Shares.

(a)       Requirements. In connection with the deposit of Shares hereunder, the Depositary or the Custodian may require the following in a form satisfactory to it:

(i)       a written order directing the Depositary to issue to, or upon the written order of, the person or persons designated in such order a Direct Registration ADR or ADRs evidencing the number of ADSs representing such deposited Shares (a "Delivery Order"); and

(ii)       Share certificates, and a certified share extract, reflecting the registration of the Shares in the name of JPMorgan Chase Bank, N.A., as depositary for the benefit of holders of ADRs or in such other name as the Depositary shall direct.

(b)       Holding of Deposited Securities. Deposited Securities shall be held by the Custodian for the account and to the order of the Depositary for the benefit of Holders of ADRs (to the extent not prohibited by law) at such place or places and in such manner as the Depositary shall determine. Notwithstanding anything else contained herein, in the form of ADR and/or in any outstanding ADSs, the Depositary, the Custodian and their respective nominees are intended to be, and shall at all times during the term of the Deposit Agreement be, the record holder(s) only of the Deposited Securities represented by the ADSs for the benefit of the Holders. The Depositary, on its own behalf and on behalf of the Custodian and their respective nominees, disclaims any beneficial ownership interest in the Deposited Securities held on behalf of the Holders.

(c)       Delivery of Deposited Securities. Deposited Securities may be delivered by the Custodian to any person only under the circumstances expressly contemplated in this Deposit Agreement. To the extent that the provisions of or governing the Shares make delivery of certificates therefor impracticable, Shares may be deposited hereunder by such delivery thereof as the Depositary or the Custodian may reasonably accept, including, without limitation, by causing them to be credited to an account maintained by the Custodian for such purpose with the Company or an accredited intermediary, such as a bank, acting as a registrar for the Shares, together with delivery of the documents, payments and Delivery Order referred to herein to the Custodian or the Depositary.

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4. Issue of ADRs. After any such deposit of Shares, the Custodian shall notify the Depositary of such deposit and of the information contained in any related Delivery Order by letter, first class airmail postage prepaid, or, at the request, risk and expense of the person making the deposit, by SWIFT, cable, telex or facsimile transmission. After receiving such notice from the Custodian, the Depositary, subject to this Deposit Agreement, shall properly issue at the Transfer Office, to or upon the order of any person named in such notice, an ADR or ADRs registered as requested and evidencing the aggregate ADSs to which such person is entitled.

5. Distributions on Deposited Securities. To the extent that the Depositary determines in its discretion that any distribution pursuant to paragraph (10) of the form of ADR (Distributions on Deposited Securities) is not practicable with respect to any Holder, the Depositary may make such distribution as it so deems practicable, including the distribution of foreign currency, securities or property (or appropriate documents evidencing the right to receive foreign currency, securities or property) or the retention thereof as Deposited Securities with respect to such Holder's ADRs (without liability for interest thereon or the investment thereof).

6. Withdrawal of Deposited Securities. In connection with any surrender of an ADR for withdrawal of the Deposited Securities represented by the ADSs evidenced thereby, the Depositary may require proper endorsement in blank of such ADR (or duly executed instruments of transfer thereof in blank) and the Holder’s written order directing the Depositary to cause the Deposited Securities represented by the ADSs evidenced by such ADR to be withdrawn and delivered to, or upon the written order of, any person designated in such order (a “Withdrawal Order”). Directions from the Depositary to the Custodian to deliver Deposited Securities shall be given by letter, first class airmail postage prepaid, or, at the request, risk and expense of the Holder, by SWIFT, cable, telex or facsimile transmission. Delivery of Deposited Securities may be made by the delivery of certificates (which, if required by law shall be properly endorsed or accompanied by properly executed instruments of transfer or, if such certificates may be registered, registered in the name of such Holder or as ordered by such Holder in any Withdrawal Order) or by such other means as the Depositary may deem practicable, including, without limitation, by transfer of record ownership thereof to an account designated in the Withdrawal Order maintained either by the Company or an accredited intermediary, such as a bank, acting as a registrar for the Deposited Securities. To the extent any instructions, input, consent, notice and/or other actions on the part of the Company are required in order for the Company or its share registrar and/or transfer agent to process Share delivery instructions, the Company shall not unreasonably withhold the provision of such instructions, input, consent or notice or the taking of any such other action. If the Company’s share registrar and/or transfer agent refuses to process any Share delivery instructions, the Company will provide all reasonable cooperation to the Depositary in its efforts to cause such instructions to be processed. The obligations of the Company set forth in this Section 6 shall survive the termination of this Deposit Agreement until all ADSs issued by the Depositary have been cancelled.

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7. Substitution of ADRs. The Depositary shall execute and deliver a new Direct Registration ADR in exchange and substitution for any mutilated certificated ADR upon cancellation thereof or in lieu of and in substitution for such destroyed, lost or stolen certificated ADR, unless the Depositary has notice that such ADR has been acquired by a bona fide purchaser, upon the Holder thereof filing with the Depositary a request for such execution and delivery and a sufficient indemnity bond and satisfying any other reasonable requirements imposed by the Depositary.

8. Cancellation and Destruction of ADRs; Maintenance of Records. All ADRs surrendered to the Depositary shall be cancelled by the Depositary. The Depositary is authorized to destroy ADRs in certificated form so cancelled in accordance with its customary practices. The Depositary, however, shall maintain or cause its agents to maintain records of all ADRs surrendered and Deposited Securities withdrawn under Section 6 hereof and paragraph (2) of the form of ADR, substitute ADRs delivered under Section 7 hereof, and canceled or destroyed ADRs under this Section 8, in keeping with the procedures ordinarily followed by stock transfer agents located in the United States or as required by the laws or regulations governing the Depositary.

9. The Custodian.

(a)       Rights of the Depositary. Any Custodian in acting hereunder shall be subject to the directions of the Depositary and shall be responsible solely to it. The Depositary reserves the right to add, replace or remove a Custodian. The Depositary will give prompt notice of any such action, which will be advance notice if practicable. The Depositary may discharge any Custodian at any time upon notice to the Custodian being discharged.

(b)       Rights of the Custodian. Any Custodian may resign from its duties hereunder by providing at least 30 days' prior written notice to the Depositary. Any Custodian ceasing to act hereunder as Custodian shall deliver, upon the instruction of the Depositary, all Deposited Securities held by it to a Custodian continuing to act. Notwithstanding anything to the contrary contained in this Deposit Agreement (including the ADRs) and, subject to the further limitations set forth in subparagraph (p) of paragraph (14) of the form of ADR (Exoneration), the Depositary shall not be responsible for, and shall incur no liability in connection with or arising from, any act or omission to act on the part of the Custodian except to the extent that any Holder has incurred liability directly as a result of the Custodian having (i) committed fraud or willful misconduct in the provision of custodial services to the Depositary or (ii) failed to use reasonable care in the provision of custodial services to the Depositary as determined in accordance with the standards prevailing in the jurisdiction in which the Custodian is located.

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10. Lists of Holders. The Company shall have the right to inspect transfer records of the Depositary and its agents and the ADR Register, take copies thereof and require the Depositary and its agents to supply copies of such portions of such records as the Company may request. The Depositary or its agent shall furnish to the Company promptly upon the written request of the Company, a list of the names, addresses and holdings of ADSs by all Holders as of a date within seven days of the Depositary's receipt of such request.

11. Depositary's Agents. The Depositary may perform its obligations under this Deposit Agreement through any agent appointed by it, provided that the Depositary shall notify the Company of such appointment and shall remain responsible for the performance of such obligations as if no agent were appointed, subject to paragraph (14) of the form of ADR (Exoneration).

12. Resignation and Removal of the Depositary; Appointment of Successor Depositary.

(a)       Resignation of the Depositary. The Depositary may at any time resign as Depositary hereunder by written notice of its election to do so delivered to the Company, such resignation to take effect upon the appointment of a successor depositary and its acceptance of such appointment as hereinafter provided.

(b)       Removal of the Depositary. The Depositary may at any time be removed by the Company by providing no less than 60 days' prior written notice of such removal to the Depositary, such removal to take effect on the later of (i) the 60th day after such notice of removal is first provided and (ii) the appointment of a successor depositary and its acceptance of such appointment as hereinafter provided. Notwithstanding the foregoing, if upon the resignation or removal of the Depositary a successor depositary is not appointed within the applicable 60-day period as specified in paragraph (17) of the form of ADR (Termination), then the Depositary may elect to terminate this Deposit Agreement and the ADR and the provisions of said paragraph (17) shall thereafter govern the Depositary's obligations hereunder.

(c)       Appointment of Successor Depositary. In case at any time the Depositary acting hereunder shall resign or be removed, the Company shall use its best efforts to appoint a successor depositary, which shall be a bank or trust company having an office in the Borough of Manhattan, The City of New York. Every successor depositary shall execute and deliver to its predecessor and to the Company an instrument in writing accepting its appointment hereunder, and thereupon such successor depositary, without any further act or deed, shall become fully vested with all the rights, powers, duties and obligations of its predecessor. The predecessor depositary, only upon payment of all sums due to it and on the written request of the Company, shall (i) execute and deliver an instrument transferring to such successor all rights and powers of such predecessor hereunder (other than its rights to indemnification and fees owing, each of which shall survive any such removal and/or resignation), (ii) duly assign, transfer and deliver all right, title and interest to the Deposited Securities to such successor, and (iii) deliver to such successor a list of the Holders of all outstanding ADRs. Any such successor depositary shall promptly mail notice of its appointment to such Holders. Any bank or trust company into or with which the Depositary may be merged or consolidated, or to which the Depositary shall transfer substantially all its American depositary receipt business, shall be the successor of the Depositary without the execution or filing of any document or any further act.

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13. Reports. On or before the first date on which the Company makes any communication available to holders of Deposited Securities or any securities regulatory authority or stock exchange, by publication or otherwise, the Company shall transmit to the Depositary a copy thereof in English or with an English translation or summary. The Company has delivered to the Depositary, the Custodian and any Transfer Office, a copy of all provisions of or governing the Shares and any other Deposited Securities issued by the Company or any affiliate of the Company and, promptly upon any change thereto, the Company shall deliver to the Depositary, the Custodian and any Transfer Office, a copy (in English or with an English translation) of such provisions as so changed. The Depositary and its agents may rely upon the Company's delivery of all such communications, information and provisions for all purposes of this Deposit Agreement and the Depositary shall have no liability for the accuracy or completeness of any thereof.

14. Additional Shares. The Company agrees with the Depositary that neither the Company nor any company controlling, controlled by or under common control with the Company shall (a) issue (i) additional Shares, (ii) rights to subscribe for Shares, (iii) securities convertible into or exchangeable for Shares or (iv) rights to subscribe for any such securities or (b) deposit any Shares under this Deposit Agreement, except, in each case, under circumstances complying in all respects with the Securities Act of 1933. At the reasonable request of the Depositary where it deems necessary in the case of any such issuance, subscription, conversion, exchange or deposit, the Company will furnish the Depositary with legal opinions, in forms and from counsels reasonably acceptable to the Depositary, dealing with such issues requested by the Depositary. The Depositary will not knowingly accept for deposit hereunder any Shares required to be registered under the Securities Act of 1933 unless a registration statement is in effect and will use reasonable efforts to comply with written instructions of the Company not to accept for deposit hereunder any Shares identified in such instructions at such times and under such circumstances as may reasonably be specified in such instructions in order to facilitate the Company's compliance with the requirements of the laws, rules and regulations of the United States, including, but not limited to, the Securities Act of 1933 and the rules and regulations promulgated thereunder.

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15. Indemnification.

(a)       Indemnification by the Company. The Company shall indemnify, defend and save harmless each of the Depositary, the Custodian and their respective directors, officers, employees, agents and affiliates against any loss, liability or expense (including reasonable fees and expenses of counsel) which may arise out of acts performed or omitted, in connection with the provisions of this Deposit Agreement and of the ADRs, as the same may be amended, modified or supplemented from time to time in accordance herewith (i) by either the Depositary or a Custodian or their respective directors, officers, employees, agents and affiliates, except for any liability or expense directly arising out of the negligence, or willful misconduct of the Depositary or its directors, officers, employees or affiliates acting in their capacities as such hereunder, or (ii) by the Company or any of its directors, officers, employees, agents and affiliates.

The indemnities set forth in the preceding paragraph shall also apply to any liability or expense which may arise out of any misstatement or alleged misstatement or omission or alleged omission in any registration statement, proxy statement, prospectus (or placement memorandum), or preliminary prospectus (or preliminary placement memorandum) relating to the offer, issuance, withdrawal or sale of ADSs or the deposit of Shares in connection therewith, except to the extent any such liability or expense arises out of (i) information relating to the Depositary or its agents (other than the Company), as applicable, furnished in writing by the Depositary expressly for use in any of the foregoing documents and not changed or altered by the Company or any other person (other than the Depositary) or (ii) if such information is provided, the failure to state a material fact therein necessary to make the information provided, in light of the circumstance under which provided, not misleading.

(b)        Indemnification by the Depositary. Subject to the limitations provided for in Section 15(c) below, the Depositary shall indemnify, defend and save harmless the Company against any direct loss, liability or expense (including reasonable fees and expenses of counsel) incurred by the Company in respect of this Deposit Agreement to the extent such loss, liability or expense is due to the negligence or willful misconduct of the Depositary.

(c)        Damages or Lost Profits. Notwithstanding any other provision of this Deposit Agreement or the ADRs to the contrary, neither the Depositary, the Company, nor any of their respective agents shall be liable to the other for any indirect, special, punitive or consequential damages (excluding reasonable fees and expenses of counsel) or lost profits, in each case of any form (collectively, “Special Damages”) incurred by any of them, or liable to any other person or entity (including, without limitation, Holders and Beneficial Owners) for any Special Damages, or any legal fees and expenses in connection therewith, whether or not foreseeable and regardless of the type of action in which such a claim may be brought provided, however, that (i) notwithstanding the foregoing and, for the avoidance of doubt, the Depositary and its agents shall be entitled to legal fees and expenses in defending against any claim for Special Damages and (ii) to the extent Special Damages arise from or out of a claim brought by a third party (including, without limitation, Holders and Beneficial Owners) against the Depositary, in its capacity as the Depositary, or any of its agents, the Depositary, in its capacity as the Depositary, and its agents shall be entitled to full indemnification from the Company for all such Special Damages, and reasonable fees and expenses of counsel in connection therewith, unless such Special Damages are found to have been a direct result of the gross negligence or willful misconduct of the Depositary.

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(d)       Survival. The obligations set forth in this Section 15 shall survive the termination of this Deposit Agreement and the succession or substitution of any indemnified person.

16. Notices.

(a)       Notice to Holders. Notice to any Holder shall be deemed given when first mailed, first class postage prepaid, to the address of such Holder on the ADR Register or received by such Holder. Failure to notify a Holder or any defect in the notification to a Holder shall not affect the sufficiency of notification to other Holders or to the Beneficial Owners of ADSs evidenced by ADRs held by such other Holders. The Depositary's only notification obligations under this Deposit Agreement and the ADRs shall be to Holders. Notice to a Holder shall be deemed, for all purposes of the Deposit Agreement and the ADRs, to constitute notice to any and all Beneficial Owners of the ADSs evidenced by such Holder’s ADRs.

(b)        Notice to the Depositary or the Company. Notice to the Depositary or the Company shall be deemed given when first received by it at the address or facsimile transmission number set forth in (i) or (ii), respectively, or at such other address or facsimile transmission number as either may specify to the other by written notice:

(i)	JPMorgan Chase Bank, N.A.
383 Madison Avenue, Floor 11 New York, New York, 10179 Attention: Depositary Receipts Group Fax: (302) 220-4591

(ii)	TAL Education Group
15/F, Danling SOHO 6 Danling Street, Haidian District Beijing 100080 People’s Republic of China Attention: Chief Financial Officer Fax: +86 (10) 5292-6669

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17. Counterparts. This Deposit Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one instrument. Delivery of an executed signature page of this Deposit Agreement by facsimile or other electronic transmission (including “.pdf”, “.tif” or similar format) shall be effective as delivery of a manually executed counterpart hereof.

18. No Third-Party Beneficiaries; Holders and Beneficial Owners as Parties; Binding Effect. This Deposit Agreement is for the exclusive benefit of the Company, the Depositary, the Holders, and each and any of their respective successors hereunder, and, except to the extent specifically set forth in Section 15 of this Deposit Agreement, shall not give any legal or equitable right, remedy or claim whatsoever to any other person. The Holders and Beneficial Owners from time to time shall be parties to this Deposit Agreement and shall be bound by all of the provisions hereof. A Beneficial Owner shall only be able to exercise any right or receive any benefit hereunder solely through the Holder of the ADR(s) evidencing the ADSs owned by such Beneficial Owner.

19. Severability. If any provision of this Deposit Agreement or the ADRs is, or becomes, invalid, illegal or unenforceable in any respect, the remaining provisions contained herein and therein shall in no way be affected thereby.

20. Governing Law; Consent to Jurisdiction.

(a)       Governing Law. The Deposit Agreement, the ADSs and the ADRs shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to the application of the conflict of law principles thereof.

(b)       By the Company. The Company irrevocably agrees that any legal suit, action or proceeding against or involving the Company brought by the Depositary, but not involving any Holder or owner of an interest in an ADR or ADS, arising out of, based upon or relating in any way to this Deposit Agreement, the ADSs, the ADRs or the transactions contemplated herein, therein, hereby or thereby, may be instituted in any state or federal court in New York, New York and irrevocably waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding; provided, however, for the avoidance of doubt, that such submission to the non-exclusive jurisdiction is solely for the benefit of the Depositary, and this venue waiver clause may only be invoked by the Depositary.  The Company also irrevocably agrees that any legal suit, action or proceeding against or involving the Depositary brought by the Company arising out of, based upon or relating in any way to this Deposit Agreement, the ADSs, the ADRs or the transactions contemplated herein, therein, hereby or thereby, may only be instituted in a state or federal court in New York, New York.  Notwithstanding the foregoing or anything in this Deposit Agreement to the contrary, subject to the federal securities law carve-out set forth in Section 18(b) below, the Depositary may refer any such suit, action or proceeding to arbitration in accordance with the provisions of the Deposit Agreement and, upon such referral, any such suit, action or proceeding instituted by the Company shall be finally decided in such arbitration rather than in such court.

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(c)       By Holders and Beneficial Owners. By holding or owning an ADR or ADS or an interest therein, Holders and Beneficial Owners each irrevocably agree that any legal suit, action or proceeding against or involving Holders or Beneficial Owners brought by the Company or the Depositary arising out of, based upon or relating in any way to this Deposit Agreement, the ADSs, the ADRs or the transactions contemplated herein, therein, hereby or thereby, may be instituted in a state or federal court in New York, New York, and by holding or owning an ADR or ADS or an interest therein each irrevocably waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding.  By holding or owning an ADR or ADS or an interest therein, Holders and Beneficial Owners each also irrevocably agree that any legal suit, action or proceeding against or involving the Depositary and/or the Company brought by Holders or Beneficial Owners or any other person or party arising out of, based upon or relating in any way to this Deposit Agreement, the ADSs, the ADRs or the transactions contemplated herein, therein, hereby or thereby, including, without limitation, claims under the Securities Act of 1933, may only be instituted in the United States District Court for the Southern District of New York (or in the state courts of New York County in New York if either (i) the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute or (ii) the designation of the United States District Court for the Southern District of New York as the exclusive forum for any particular dispute is, or becomes, invalid, illegal or unenforceable).  Notwithstanding the foregoing or anything in this Deposit Agreement to the contrary, subject to the federal securities law carve-out set forth in Section 20(d) below, the Depositary may refer any such suit, action or proceeding to arbitration in accordance with the provisions of this Deposit Agreement and, upon such referral, any such suit, action or proceeding instituted by Holders and/or Beneficial Owners shall be finally decided in such arbitration rather than in such court.

(d)       Optional Arbitration. Notwithstanding anything in this Deposit Agreement to the contrary, each of the parties hereto (i.e. the Company, the Depositary and all Holders and Beneficial Owners agrees that: (i) the Depositary may, in its sole discretion, elect to institute any dispute, suit, action, controversy, claim or proceeding directly or indirectly arising out of, based upon or relating in any way to this Deposit Agreement, the ADSs, the ADRs or the transactions contemplated herein, therein, hereby or thereby, including without limitation any question regarding its or their existence, validity, interpretation, performance or termination (a “Dispute”) against any other party or parties hereto (including, without limitation, Disputes, suits, actions or proceedings brought against Holders and Beneficial Owners) or any other person or party, by having the Dispute referred to and finally resolved by an arbitration conducted under the terms set out below, and (ii) the Depositary may in its sole discretion require, by written notice to the relevant person or party, or persons or parties, that any Dispute, suit, action, controversy, claim or proceeding brought by any party or parties hereto or any other person or party (including, without limitation, Disputes, suits, actions or proceedings brought by Holders and Beneficial Owners) against the Depositary shall be referred to and finally settled by an arbitration conducted under the terms set out below;

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provided however, notwithstanding the Depositary’s written notice under this clause (ii), to the extent there are specific federal securities law violation aspects to any claims against the Company and/or the Depositary brought by any Holder, Beneficial Owner or other person or party, the federal securities law violation aspects of such claims brought by a Holder or Beneficial Owner or any other person or party against the Company and/or the Depositary may, at the option of such Holder, Beneficial Owner, person or party, remain in the United States District Court for the Southern District of New York (or in the state courts of New York County in New York if either (i) the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute or (ii) the designation of the United States District Court for the Southern District of New York as the exclusive forum for any particular dispute is, or becomes, invalid, illegal or unenforceable) and all other aspects, claims, Disputes, legal suits, actions and/or proceedings brought by such Holder, Beneficial Owner, person or party against the Company and/or the Depositary, including those brought along with, or in addition to, federal securities law violation claims, would be referred to arbitration in accordance herewith. Any such arbitration shall, at the Depositary’s election, be conducted either in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association or in Hong Kong following the arbitration rules of the United Nations Commission on International Trade Law (UNCITRAL) with the Hong Kong International Arbitration Centre serving as the appointing authority, and the language of any such arbitration shall be English.  A notice of arbitration may be mailed to the Company at its address last specified for notices under this Deposit Agreement, and, if applicable, to any Holders at their addresses on the ADR Register, which notice to any such Holder, for the avoidance of doubt, shall be deemed, for all purposes of the Deposit Agreement and the ADRs, including, without limitation, the arbitration provisions contained in this clause (b), constitute notice to any and all Beneficial Owners of the ADSs evidenced by such Holder’s ADRs. In any case where the Depositary exercises its right to arbitrate hereunder, arbitration of the Dispute shall be mandatory and any pending litigation arising out of or related to such Dispute shall be stayed. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The number of arbitrators shall be three, each of whom shall be disinterested in the dispute or controversy, shall have no connection with any party thereto, and shall be an attorney experienced in international securities transactions. Each of the Company and the Depositary shall appoint one arbitrator and the two arbitrators shall select a third arbitrator who shall serve as chairperson of the tribunal. If a Dispute shall involve more than two parties, the parties shall attempt to align themselves in two sides (i.e., claimant and respondent), each of which shall appoint one arbitrator as if there were only two parties to such Dispute. If either or both parties fail to select an arbitrator, or if such alignment (in the event there are more than two parties) shall not have occurred, within thirty (30) calendar days after the Depositary serves the arbitration demand or the two arbitrators fail to select a third arbitrator within thirty (30) calendar days of the selection of the second arbitrator, the American Arbitration Association in the case of an arbitration in New York, or the Hong Kong International Arbitration Centre in the case of an arbitration in Hong Kong, shall appoint the remaining arbitrator or arbitrators in accordance with its rules. The parties and the American Arbitration Association and/or the Hong Kong International Arbitration Centre, as the case may be, may appoint the arbitrators from among the nationals of any country, whether or not the appointing party or any other party to the arbitration is a national of that country. The arbitrators shall have no authority to award damages against any party not measured by the prevailing party's actual damages and shall have no authority to award any consequential, special or punitive damages against any party and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of this Deposit Agreement. In all cases, the fees of the arbitrators and other costs incurred by the parties in connection with such arbitration shall be paid by the party (or parties) that is (or are) unsuccessful in such arbitration. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, or to include in any arbitration any dispute as a representative or member of a class, or act in any arbitration in the interest of the general public or in a private attorney general capacity.

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(e)       Notwithstanding the foregoing or anything in this Deposit Agreement to the contrary, any suit, action or proceeding against the Company arising out of, based upon or relating in any way to this Deposit Agreement, the ADSs, the ADRs or the transactions contemplated herein, therein, hereby or thereby, may be instituted by the Depositary in any competent court in the Cayman Islands, Hong Kong, the People’s Republic of China, the United States and/or any other court of competent jurisdiction, or, subject to the federal securities law carve-out set forth in Section 20(d) above, by the Depositary through the commencement of an arbitration pursuant to Section 20(d) of this Deposit Agreement

21. Agent for Service.

(a)       Appointment. The Company has appointed Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168 as its authorized agent (the “Authorized Agent”) upon which process may be served in any such suit, action or proceeding arising out of, based upon or relating in any way to this Deposit Agreement, the ADSs, the ADRs or the transactions contemplated herein, therein, hereby or thereby which may be instituted in any court having exclusive and/or non-exclusive jurisdiction and any other court of competent jurisdiction or in any arbitration, in each case as provided or permitted herein, and the Company waives any other requirements of or objections to personal jurisdiction with respect thereto.  Subject to the Company’s rights to replace the Authorized Agent with another entity in the manner required were the Authorized Agent to have resigned, such appointment shall be irrevocable.

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(b)       Agent for Service of Process. The Company represents and warrants that the Authorized Agent has agreed to act as said agent for service of process, and the Company agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. The Company further hereby irrevocably consents and agrees to the service of any and all legal process, summons, notices and documents in any suit, action or proceeding against the Company, by service by mail of a copy thereof upon the Authorized Agent (whether or not the appointment of such Authorized Agent shall for any reason prove to be ineffective or such Authorized Agent shall fail to accept or acknowledge such service), with a copy mailed to the Company by registered or certified air mail, postage prepaid, to its address provided in Section 16(b) hereof. The Company agrees that the failure of the Authorized Agent to give any notice of such service to it shall not impair or affect in any way the validity of such service or any judgment or award rendered in any suit, action or proceeding based thereon. If, for any reason, the Authorized Agent named above or its successor shall no longer serve as agent of the Company to receive service of process, notice or papers in New York, the Company shall promptly appoint a successor acceptable to the Depositary that is a legal entity with offices in New York, New York, so as to serve and will promptly advise the Depositary thereof.

(c)       Waiver of Personal Service of Process. In the event the Company fails to continue such designation and appointment in full force and effect, the Company hereby waives personal service of process upon it and consents that any such service of process may be made by certified or registered mail, return receipt requested, directed to the Company at its address last specified for notices hereunder, and service so made shall be deemed completed five (5) days after the same shall have been so mailed.

22. Waiver of Immunities. To the extent that the Company or any of its properties, assets or revenues may have or may hereafter be entitled to, or have attributed to it, any right of immunity, on the grounds of sovereignty or otherwise, from any legal action, suit or proceeding (including any arbitration), from the giving of any relief in any respect thereof, from setoff or counterclaim, from the jurisdiction of any court, from service of process, from attachment upon or prior to judgment, from attachment in aid of execution or judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment or arbitration award, in any jurisdiction in which proceedings may at any time be commenced, with respect to its obligations, liabilities or other matters under or arising out of or in connection with the Shares or Deposited Securities, the ADSs, the ADRs or this Deposit Agreement, the Company, to the fullest extent permitted by law, hereby irrevocably and unconditionally waives, and agrees not to plead or claim, any such immunity and consents to such relief and enforcement.

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23. Waiver of Jury Trial. EACH PARTY TO THIS DEPOSIT AGREEMENT (INCLUDING, FOR AVOIDANCE OF DOUBT, EACH HOLDER AND BENEFICIAL OWNER OF, AND/OR HOLDER OF INTERESTS IN, ADSS OR ADRS) HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING AGAINST THE DEPOSITARY AND/OR THE COMPANY DIRECTLY OR INDIRECTLY ARISING OUT OF, BASED UPON OR RELATING IN ANY WAY TO THE SHARES OR OTHER DEPOSITED SECURITIES, THE ADSs OR THE ADRs, THE DEPOSIT AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREIN OR THEREIN, OR THE BREACH HEREOF OR THEREOF (WHETHER BASED ON CONTRACT, TORT, COMMON LAW OR ANY OTHER THEORY). No provision of this Deposit Agreement or any ADR is intended to constitute a waiver or limitation of any rights which Holders or Beneficial Owners may have under the Securities Act of 1933 or the Securities Exchange Act of 1934, to the extent applicable.

24. Amendment and Restatement of Prior Deposit Agreement. The Deposit Agreement amends and restates the Prior Deposit Agreement in its entirety to consist exclusively of the Deposit Agreement, and each Prior Receipt is hereby deemed amended and restated to substantially conform to the form of ADR set forth in Exhibit A annexed hereto, except that, to the extent any portion of such amendment and restatement impose or increase any fees or charges different from those set forth herein (other than charges in connection with foreign exchange control regulations, and taxes and other governmental charges, delivery and other such expenses), or otherwise materially prejudice any substantial existing right of Holders of Prior Receipts or Beneficial Owners of ADSs evidenced by such Prior Receipts, such portion shall not become effective as to such Holders or Beneficial Owners with respect to such Prior Receipts until 30 days after such Holders shall have received notice thereof, such notice to be conclusively deemed given upon the mailing to such Holders of notice of such amendment and restatement which notice contains a provision whereby such Holders can receive a copy of the form of ADR.

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IN WITNESS WHEREOF, TAL EDUCATION GROUP and JPMORGAN CHASE BANK, N.A. have duly executed this Deposit Agreement as of the day and year first above set forth and all Holders and Beneficial Owners shall become parties hereto upon acceptance by them of ADSs issued in accordance with the terms hereof, or upon acquisition of any beneficial interest therein.

TAL EDUCATION GROUP

By:_____________________________
Name:
Title

JPMORGAN CHASE BANK, N.A.

By:_____________________________
Name:
Title: Executive Director

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EXHIBIT A

ANNEXED TO AND INCORPORATED IN

DEPOSIT AGREEMENT

[FORM OF FACE OF ADR]

No. of ADSs:
Number
Each ADS represents
One-Third (1/3) of One Share

CUSIP:

AMERICAN DEPOSITARY RECEIPT

evidencing

AMERICAN DEPOSITARY SHARES

representing

CLASS A COMMON SHARES

of

TAL EDUCATION GROUP

(Incorporated under the laws of the Cayman Islands)

JPMORGAN CHASE BANK, N.A., a national banking association organized under the laws of the United States of America, as depositary hereunder (the "Depositary"), hereby certifies that ______ is the registered owner (a "Holder") of _______ American Depositary Shares ("ADSs"), each (subject to paragraph (13) (Changes Affecting Deposited Securities)) representing one-third (1/3) of a class A common share (including the rights to receive Shares described in paragraph (1) (Issuance of ADSs), "Shares" and, together with any other securities, cash or property from time to time held by the Depositary in respect or in lieu of deposited Shares, the "Deposited Securities"), of TAL Education Group, a corporation organized under the laws of the Cayman Islands (the "Company"), deposited under the Second Amended and Restated Deposit Agreement dated as of [DATE], 2021 (as amended from time to time, the "Deposit Agreement") among the Company, the Depositary and all Holders and Beneficial Owners from time to time of American Depositary Receipts issued thereunder ("ADRs"), each of whom by accepting an ADR becomes a party thereto. The Deposit Agreement and this ADR (which includes the provisions set forth on the reverse hereof) shall be governed by and construed in accordance with the internal laws of the State of New York. All capitalized terms used herein, and not defined herein, shall have the meanings ascribed to such terms in the Deposit Agreement.

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(1) Issuance of ADSs.

(a) Issuance. This ADR is one of the ADRs issued under the Deposit Agreement. Subject to the other provisions hereof, the Depositary may so issue ADRs for delivery at the Transfer Office (as hereinafter defined) only against deposit of: (i) Shares in a form satisfactory to the Custodian; or (ii) rights to receive Shares from the Company or any registrar, transfer agent, clearing agent or other entity recording Share ownership or transactions.

(b) Lending. In its capacity as Depositary, the Depositary shall not lend Shares or ADSs.

(c) Representations and Warranties of Depositors. Every person depositing Shares under the Deposit Agreement represents and warrants that:

(i)	such Shares and the certificates therefor are duly authorized, validly issued and outstanding, fully paid, nonassessable and legally obtained by such person,

(ii)	all pre-emptive and comparable rights, if any, with respect to such Shares have been validly waived or exercised,

(iii)	the person making such deposit is duly authorized so to do,

(iv)	the Shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim and

(v)	such Shares (A) are not "restricted securities" as such term is defined in Rule 144 under the Securities Act of 1933 ("Restricted Securities") unless at the time of deposit the requirements of paragraphs (c), (e), (f) and (h) of Rule 144 shall not apply and such Shares may be freely transferred and may otherwise be offered and sold freely in the United States or (B) have been registered under the Securities Act of 1933. To the extent the person depositing Shares is an "affiliate" of the Company as such term is defined in Rule 144, the person also represents and warrants that upon the sale of the ADSs, all of the provisions of Rule 144 which enable the Shares to be freely sold (in the form of ADSs) will be fully complied with and, as a result thereof, all of the ADSs issued in respect of such Shares will not be on the sale thereof, Restricted Securities.

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Such representations and warranties shall survive the deposit and withdrawal of Shares and the issuance and cancellation of ADSs in respect thereof and the transfer of such ADSs. If any of the representations or warranties are incorrect in any way, the Company and the Depositary may, at the cost of the breaching Holder and/or Beneficial Owner, and each of them, take any and all actions necessary to correct the consequences of such misrepresentation.

(d) The Depositary may refuse to accept for such deposit any Shares identified by the Company in order to facilitate compliance with the requirements of the laws, rules and regulations of the United States, including, but not limited to, the Securities Act of 1933 and the rules and regulations promulgated thereunder.

(2) Withdrawal of Deposited Securities. Subject to paragraphs (4) (Certain Limitations to Registration, Transfer etc.) and (5) (Liability for Taxes, Duties and Other Charges), upon surrender of (a) a certificated ADR in a form satisfactory to the Depositary at the Transfer Office or (b) proper instructions and documentation in the case of a Direct Registration ADR, the Holder hereof is entitled to delivery at, or to the extent in dematerialized form from, the Custodian's office of the Deposited Securities at the time represented by the ADSs evidenced by this ADR. At the request, risk and expense of the Holder hereof, the Depositary may deliver such Deposited Securities at such other place as may have been requested by the Holder. Notwithstanding any other provision of the Deposit Agreement or this ADR, the withdrawal of Deposited Securities may be restricted only for the reasons set forth in General Instruction I.A.(1) of Form F-6 (as such instructions may be amended from time to time) under the Securities Act of 1933.

(3) Transfers, Split-Ups and Combinations of ADRs. The Depositary or its agent will keep, at a designated transfer office (the "Transfer Office"), (i) a register (the "ADR Register") for the registration, registration of transfer, combination and split-up of ADRs, and, in the case of Direct Registration ADRs, shall include the Direct Registration System, which at all reasonable times will be open for inspection by Holders and the Company for the purpose of communicating with Holders in the interest of the business of the Company or a matter relating to the Deposit Agreement and (ii) facilities for the delivery and receipt of ADRs. The term ADR Register includes the Direct Registration System. Title to this ADR (and to the Deposited Securities represented by the ADSs evidenced hereby), when properly endorsed (in the case of ADRs in certificated form) or upon delivery to the Depositary of proper instruments of transfer, is transferable by delivery with the same effect as in the case of negotiable instruments under the laws of the State of New York; provided that the Depositary, notwithstanding any notice to the contrary, may treat the person in whose name this ADR is registered on the ADR Register as the absolute owner hereof for all purposes and neither the Depositary nor the Company will have any obligation or be subject to any liability under the Deposit Agreement or any ADR to any Beneficial Owner, unless such Beneficial Owner is the Holder hereof. Subject to paragraphs (4) and (5), this ADR is transferable on the ADR Register and may be split into other ADRs or combined with other ADRs into one ADR, evidencing the aggregate number of ADSs surrendered for split-up or combination, by the Holder hereof or by duly authorized attorney upon surrender of this ADR at the Transfer Office properly endorsed (in the case of ADRs in certificated form) or upon delivery to the Depositary of proper instruments of transfer and duly stamped as may be required by applicable law; provided that the Depositary may close the ADR Register (and/or any portion thereof) at any time or from time to time when deemed expedient by it. Additionally, the Depositary may further close the issuance book portion of the ADR Register, when reasonably requested by the Company solely in order to enable the Company to comply with applicable law. At the request of a Holder, the Depositary shall, for the purpose of substituting a certificated ADR with a Direct Registration ADR, or vice versa, execute and deliver a certificated ADR or a Direct Registration ADR, as the case may be, for any authorized number of ADSs requested, evidencing the same aggregate number of ADSs as those evidenced by the certificated ADR or Direct Registration ADR, as the case may be, substituted.

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(4) Certain Limitations to Registration, Transfer etc. Prior to the issue, registration, registration of transfer, split-up or combination of any ADR, the delivery of any distribution in respect thereof, or, subject to the last sentence of paragraph (2) (Withdrawal of Deposited Securities), the withdrawal of any Deposited Securities, and from time to time in the case of clause (b)(ii) of this paragraph (4), the Company, the Depositary or the Custodian may require:

(a) payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of Shares or other Deposited Securities upon any applicable register and (iii) any applicable charges as provided in paragraph (7) (Charges of Depositary) of this ADR;

(b) the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial or other ownership of, or interest in, any securities, compliance with applicable law, regulations, provisions of or governing Deposited Securities and terms of the Deposit Agreement and this ADR, as it may deem necessary or proper; and

(c) compliance with such regulations as the Depositary may establish consistent with the Deposit Agreement.

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The issuance of ADRs, the acceptance of deposits of Shares, the registration, registration of transfer, split-up or combination of ADRs or, subject to the last sentence of paragraph (2) (Withdrawal of Deposited Securities), the withdrawal of Deposited Securities may be suspended, generally or in particular instances, when the ADR Register or any register for Deposited Securities is closed or when any such action is deemed advisable by the Depositary.

(5) Liability for Taxes, Duties and Other Charges. If any tax or other governmental charges (including any penalties and/or interest) shall become payable by or on behalf of the Custodian or the Depositary with respect to this ADR, any Deposited Securities represented by the ADSs evidenced hereby or any distribution thereon, including, without limitation, any Chinese enterprise income tax owed if the Circular Guoshuifa [2009] No. 82 issued by the Chinese State Administration of Taxation (SAT) or any other circular, edict, order or ruling, as issued and as from time to time amended, is applied or otherwise, such tax or other governmental charge shall be paid by the Holder hereof to the Depositary and by holding or having held this ADR or any ADSs evidenced hereby, the Holder and all Beneficial Owners hereof and thereof, and all prior Holders and Beneficial Owners hereof and thereof, jointly and severally, agree to indemnify, defend and save harmless each of the Depositary and its agents in respect of such tax or other governmental charge. Each Holder of this ADR and Beneficial Owner of the ADSs evidenced hereby, and each prior Holder and Beneficial Owner hereof and thereof (collectively, the “Tax Indemnitors”), by holding or having held an ADR or an interest in ADSs, acknowledges and agrees that the Depositary shall have the right to seek payment of amounts owing with respect to this ADR under this paragraph (5) from any one or more Tax Indemnitor(s) as determined by the Depositary in its sole discretion, without any obligation to seek payment from any other Tax Indemnitor(s). The Depositary may refuse to effect any registration, registration of transfer, split-up or combination hereof or, subject to the last sentence of paragraph (2) (Withdrawal of Deposited Securities), any withdrawal of such Deposited Securities until such payment is made. The Depositary may also deduct from any distributions on or in respect of Deposited Securities, or may sell by public or private sale for the account of the Holder hereof any part or all of such Deposited Securities, and may apply such deduction or the proceeds of any such sale in payment of such tax or other governmental charge, the Holder hereof remaining liable for any deficiency, and shall reduce the number of ADSs evidenced hereby to reflect any such sales of Shares. In connection with any distribution to Holders, the Company will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by the Company; and the Depositary and the Custodian will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by the Depositary or the Custodian. If the Depositary determines that any distribution in property other than cash (including Shares or rights) on Deposited Securities is subject to any tax that the Depositary or the Custodian is obligated to withhold, the Depositary may dispose of all or a portion of such property in such amounts and in such manner as the Depositary deems necessary and practicable to pay such taxes, by public or private sale, and the Depositary shall distribute the net proceeds of any such sale or the balance of any such property after deduction of such taxes to the Holders entitled thereto. Each Holder and Beneficial Owner agrees to indemnify the Depositary, the Company, the Custodian and any of their respective officers, directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained. The obligations of Holders and Beneficial Owners under this paragraph (5) shall survive any transfer of ADSs, any surrender of ADSs and withdrawal of Deposited Securities and any termination of the Deposit Agreement.

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(6) Disclosure of Interests. To the extent that the provisions of or governing any Deposited Securities may require disclosure of or impose limits on beneficial or other ownership of, or interests in, Deposited Securities, other Shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, Holders and Beneficial Owners agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable Company instructions in respect thereof. The Company reserves the right to instruct Holders (and through any such Holder, the Beneficial Owners of ADSs evidenced by the ADRs registered in such Holder's name) to deliver their ADSs for cancellation and withdrawal of the Deposited Securities so as to permit the Company to deal directly with the Holder and/or Beneficial Owner thereof as a holder of Shares and Holders and Beneficial Owners agree to comply with such instructions. The Depositary agrees to cooperate with the Company in its efforts to inform Holders of the Company's exercise of its rights under this paragraph and agrees to consult with, and provide reasonable assistance without risk, liability or expense on the part of the Depositary, to the Company on the manner or manners in which it may enforce such rights with respect to any Holder, provided, however, for the avoidance of doubt, the Depositary shall be indemnified by the Company in connection with the foregoing.

(7) Charges of Depositary.

(a) Rights of the Depositary. The Depositary may charge, and collect from, (i) each person to whom ADSs are issued, including, without limitation, issuances against deposits of Shares, issuances in respect of Share Distributions, Rights and Other Distributions (as such terms are defined in paragraph (10) (Distributions on Deposited Securities)), issuances pursuant to a stock dividend or stock split declared by the Company, or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the ADSs or the Deposited Securities, and (ii) each person surrendering ADSs for withdrawal of Deposited Securities or whose ADSs are cancelled or reduced for any other reason U.S.$5.00 for each 100 ADSs (or portion thereof) issued, delivered, reduced, cancelled or surrendered (as the case may be). The Depositary may sell (by public or private sale) sufficient securities and property received in respect of Share Distributions, Rights and Other Distributions prior to such deposit to pay such charge.

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(b) Additional Charges by the Depositary. The following additional charges shall also be incurred by the Holders, the Beneficial Owners, by any party depositing or withdrawing Shares or by any party surrendering ADSs and/or to whom ADSs are issued (including, without limitation, issuances pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding the ADSs or the Deposited Securities or a distribution of ADSs pursuant to paragraph (10) (Distributions on Deposited Securities), whichever is applicable:

(i)	a fee of U.S.$0.05 or less per ADS upon which any Cash distribution is made pursuant to the Deposit Agreement,

(ii)	a fee for the distribution or sale of securities pursuant to paragraph (10) hereof, such fee being in an amount equal to the fee for the execution and delivery of ADSs referred to above which would have been charged as a result of the deposit of such securities (for purposes of this paragraph (7) treating all such securities as if they were Shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the Depositary to Holders entitled thereto,

(iii)	an aggregate fee of U.S.$0.05 or less per ADS per calendar year (or portion thereof) for services performed by the Depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year and shall be assessed against Holders as of the record date or record dates set by the Depositary during each calendar year and shall be payable at the sole discretion of the Depositary by billing such Holders or by deducting such charge from one or more cash dividends or other cash distributions), and

(iv)	a fee for the reimbursement of such fees, charges and expenses as are incurred by the Depositary and/or any of its agents (including, without limitation, the Custodian and expenses incurred on behalf of Holders in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in connection with the servicing of the Shares or other Deposited Securities, the sale of securities (including, without limitation, Deposited Securities), the delivery of Deposited Securities (or, if applicable, the recording of the transfer on the Company's Register of Members) or otherwise in connection with the Depositary's or its Custodian's compliance with applicable law, rule or regulation (which fees and charges shall be assessed on a proportionate basis against Holders as of the record date or dates set by the Depositary and shall be payable at the sole discretion of the Depositary by billing such Holders or by deducting such charge from one or more cash dividends or other cash distributions).

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(c) Other Obligations and Charges. The Company will pay all other charges and expenses of the Depositary and any agent of the Depositary (except the Custodian) pursuant to agreements from time to time between the Company and the Depositary, except:

(i)	stock transfer or other taxes and other governmental charges (which are payable by Holders or persons depositing Shares);

(ii)	SWIFT, cable, telex and facsimile transmission and delivery charges incurred at the request of persons depositing, or Holders delivering Shares, ADRs or Deposited Securities (which are payable by such persons or Holders); and

(iii)	transfer or registration fees for the registration or transfer of Deposited Securities on any applicable register in connection with the deposit or withdrawal of Deposited Securities (which are payable by persons depositing Shares or Holders withdrawing Deposited Securities).

(d) Foreign Exchange Related Matters. To facilitate the administration of various depositary receipt transactions, including disbursement of dividends or other cash distributions and other corporate actions, the Depositary may engage the foreign exchange desk within JPMorgan Chase Bank, N.A. (the “Bank”) and/or its affiliates in order to enter into spot foreign exchange transactions to convert foreign currency into U.S. dollars (“FX Transactions”). For certain currencies, FX Transactions are entered into with the Bank or an affiliate, as the case may be, acting in a principal capacity. For other currencies, FX Transactions are routed directly to and managed by an unaffiliated local custodian (or other third party local liquidity provider), and neither the Bank nor any of its affiliates is a party to such FX Transactions.

The foreign exchange rate applied to an FX Transaction will be either (a) a published benchmark rate, or (b) a rate determined by a third party local liquidity provider, in each case plus or minus a spread, as applicable. The Depositary will disclose which foreign exchange rate and spread, if any, apply to such currency on the “Disclosure” page (or successor page) of www.adr.com (as updated by the Depositary from time to time, “ADR.com”). Such applicable foreign exchange rate and spread may (and neither the Depositary, the Bank nor any of their affiliates is under any obligation to ensure that such rate does not) differ from rates and spreads at which comparable transactions are entered into with other customers or the range of foreign exchange rates and spreads at which the Bank or any of its affiliates enters into foreign exchange transactions in the relevant currency pair on the date of the FX Transaction. Additionally, the timing of execution of an FX Transaction varies according to local market dynamics, which may include regulatory requirements, market hours and liquidity in the foreign exchange market or other factors. Furthermore, the Bank and its affiliates may manage the associated risks of their position in the market in a manner they deem appropriate without regard to the impact of such activities on the Company, the Depositary, Holders or Beneficial Owners. The spread applied does not reflect any gains or losses that may be earned or incurred by the Bank and its affiliates as a result of risk management or other hedging related activity.

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Notwithstanding the foregoing, to the extent the Company provides U.S. dollars to the Depositary, neither the Bank nor any of its affiliates will execute an FX Transaction as set forth herein. In such case, the Depositary will distribute the U.S. dollars received from the Company.

Further details relating to the applicable foreign exchange rate, the applicable spread and the execution of FX Transactions will be provided by the Depositary on ADR.com. The Company, Holders and Beneficial Owners each acknowledge and agree that the terms applicable to FX Transactions disclosed from time to time on ADR.com will apply to any FX Transaction executed pursuant to the Deposit Agreement.

(e) Disclosure of Potential Depositary Payments. The Depositary anticipates reimbursing the Company for certain expenses incurred by the Company that are related to the establishment and maintenance of the ADR program upon such terms and conditions as the Company and the Depositary may agree from time to time.  The Depositary may make available to the Company a set amount or a portion of the Depositary fees charged in respect of the ADR program or otherwise upon such terms and conditions as the Company and the Depositary may agree from time to time.

(f) The right of the Depositary to charge and receive payment of fees, charges and expenses as provided above shall survive the termination of the Deposit Agreement. As to any Depositary, upon the resignation or removal of such Depositary, such right shall extend for those fees, charges and expenses incurred prior to the effectiveness of such resignation or removal.

(8) Available Information. The Deposit Agreement, the provisions of or governing Deposited Securities and any written communications from the Company, which are both received by the Custodian or its nominee as a holder of Deposited Securities and made generally available to the holders of Deposited Securities, are available for inspection by Holders at the offices of the Depositary and the Custodian, at the Transfer Office, on the U.S. Securities and Exchange Commission’s website, or upon request to the Depositary (which request may be refused by the Depositary at its discretion). The Depositary will distribute copies of such communications (or English translations or summaries thereof) to Holders when furnished by the Company. The Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934 and accordingly files certain reports with the United States Securities and Exchange Commission (the "Commission"). Such reports and other information may be inspected and copied through the Commission’s EDGAR system or at public reference facilities maintained by the Commission located at the date hereof at 100 F Street, NE, Washington, DC 20549.

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(9) Execution. This ADR shall not be valid for any purpose unless executed by the Depositary by the manual or facsimile signature of a duly authorized officer of the Depositary.

Dated:

JPMORGAN CHASE BANK, N.A., as Depositary

By ..................................................
Authorized Officer

The Depositary's office is located at 383 Madison Avenue, Floor 11, New York, New York 10179.

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[FORM OF REVERSE OF ADR]

(10) Distributions on Deposited Securities. Subject to paragraphs (4) (Certain Limitations to Registration, Transfer etc.) and (5) (Liability for Taxes, Duties and other Charges), to the extent practicable, the Depositary will distribute to each Holder entitled thereto on the record date set by the Depositary therefor at such Holder's address shown on the ADR Register, in proportion to the number of Deposited Securities (on which the following distributions on Deposited Securities are received by the Custodian) represented by ADSs evidenced by such Holder's ADRs:

(a) Cash. Any U.S. dollars available to the Depositary resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof authorized in this paragraph (10) ("Cash"), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain Holders, and (iii) deduction of the Depositary's and/or its agents' fees and expenses in (1) converting any foreign currency to U.S. dollars by sale or in such other manner as the Depositary may determine to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the Depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner.

(b) Shares. (i) Additional ADRs evidencing whole ADSs representing any Shares available to the Depositary resulting from a dividend or free distribution on Deposited Securities consisting of Shares (a "Share Distribution") and (ii) U.S. dollars available to it resulting from the net proceeds of sales of Shares received in a Share Distribution, which Shares would give rise to fractional ADSs if additional ADRs were issued therefor, as in the case of Cash.

(c) Rights. (i) Warrants or other instruments in the discretion of the Depositary representing rights to acquire additional ADRs in respect of any rights to subscribe for additional Shares or rights of any nature available to the Depositary as a result of a distribution on Deposited Securities ("Rights"), to the extent that the Company timely furnishes to the Depositary evidence satisfactory to the Depositary that the Depositary may lawfully distribute the same (the Company has no obligation to so furnish such evidence), or (ii) to the extent the Company does not so furnish such evidence and sales of Rights are practicable, any U.S. dollars available to the Depositary from the net proceeds of sales of Rights as in the case of Cash, or (iii) to the extent the Company does not so furnish such evidence and such sales cannot practicably be accomplished by reason of the nontransferability of the Rights, limited markets therefor, their short duration or otherwise, nothing (and any Rights may lapse).

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(d) Other Distributions. (i) Securities or property available to the Depositary resulting from any distribution on Deposited Securities other than Cash, Share Distributions and Rights ("Other Distributions"), by any means that the Depositary may deem equitable and practicable, or (ii) to the extent the Depositary deems distribution of such securities or property not to be equitable and practicable, any U.S. dollars available to the Depositary from the net proceeds of sales of Other Distributions as in the case of Cash.

The Depositary reserves the right to utilize a division, branch or affiliate of JPMorgan Chase Bank, N.A. to direct, manage and/or execute any public and/or private sale of securities hereunder. Such division, branch and/or affiliate may charge the Depositary a fee in connection with such sales, which fee is considered an expense of the Depositary contemplated above and/or under paragraph (7) (Charges of Depositary). Any U.S. dollars available will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the Depositary in accordance with its then current practices. All purchases and sales of securities will be handled by the Depositary in accordance with its then current policies, which are currently set forth in the “Disclosure” section of ADR.com, the location and contents of which the Depositary shall be solely responsible for.

(11) Record Dates. The Depositary may, after consultation with the Company if practicable, fix a record date (which, to the extent applicable, shall be as near as practicable to any corresponding record date set by the Company) for the determination of the Holders who shall be responsible for the fee assessed by the Depositary for administration of the ADR program and for any expenses provided for in paragraph (7) hereof as well as for the determination of the Holders who shall be entitled to receive any distribution on or in respect of Deposited Securities, to give instructions for the exercise of any voting rights, to receive any notice or to act or be obligated in respect of other matters and only such Holders shall be so entitled or obligated.

(12) Voting of Deposited Securities.

(a) Notice of Any Meeting or Solicitation. As soon as practicable after receipt of notice of any meeting at which the holders of Shares are entitled to vote, or of solicitation of consents or proxies from holders of Shares or other Deposited Securities, the Depositary shall fix the ADS record date in accordance with paragraph (11) above provided that if the Depositary receives a written request from the Company in a timely manner and at least 30 days prior to the date of such vote or meeting, the Depositary shall, at the Company's expense and provided no legal prohibitions exist, distribute to Holders a notice (the “Voting Notice”) stating (i) final information particular to such vote and meeting and any solicitation materials, (ii) that each Holder on the record date set by the Depositary will, subject to any applicable provisions of the laws of the Cayman Islands, be entitled to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Deposited Securities represented by the ADSs evidenced by such Holder's ADRs and (iii) the manner in which such instructions may be given, including instructions to give a discretionary proxy to a person designated by the Company. Each Holder shall be solely responsible for the forwarding of Voting Notices to the Beneficial Owners of ADSs registered in such Holder's name. There is no guarantee that Holders and Beneficial Owners generally or any Holder or Beneficial Owner in particular will receive the notice described above with sufficient time to enable such Holder or Beneficial Owner to return any voting instructions to the Depositary in a timely manner.

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(b) Voting of Deposited Securities. Following actual receipt by the ADR department responsible for proxies and voting of Holders’ instructions (including, without limitation, instructions of any entity or entities acting on behalf of the nominee for DTC), the Depositary shall, in the manner and on or before the time established by the Depositary for such purpose, endeavor to vote or cause to be voted the Deposited Securities represented by the ADSs evidenced by such Holders’ ADRs in accordance with such instructions insofar as practicable and permitted under the provisions of or governing Deposited Securities. The Depositary will not itself exercise any voting discretion in respect of any Deposited Securities.

(c) Alternative Methods of Distributing Materials. Notwithstanding anything contained in the Deposit Agreement or any ADR, the Depositary may, to the extent not prohibited by any law, rule or regulation or by the rules and/or requirements of the stock exchange or market on which the ADSs are listed or traded, in lieu of distribution of the materials provided to the Depositary in connection with any meeting of or solicitation of consents or proxies from holders of Deposited Securities, distribute to the Holders a notice that provides Holders with or otherwise publicizes to Holders instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials). Holders are strongly encouraged to forward their voting instructions as soon as possible. Voting instructions will not be deemed received until such time as the ADR department responsible for proxies and voting has received such instructions, notwithstanding that such instructions may have been physically received by JPMorgan Chase Bank, N.A., as Depositary, prior to such time.

(d) The Depositary has been advised by the Company that under the Cayman Islands law and the Memorandum and Articles of Association of the Company, each as in effect as of the date of the Deposit Agreement, voting at any meeting of shareholders of the Company is by show of hands unless a poll is (before or on the declaration of the results of the show of hands or on the withdrawal of any other demand for a poll) demanded. In the event that voting on any resolution or matter is conducted on a show of hands basis in accordance with the Memorandum and Articles of Association, the Depositary will refrain from voting and the voting instructions received by the Depositary from Holders shall lapse. The Depositary will not demand a poll or join in demanding a poll, whether or not requested to do so by Holders of ADSs.

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(13) Changes Affecting Deposited Securities.

(a) Subject to paragraphs (4) (Certain Limitations to Registration, Transfer etc.) and (5) (Liability for Taxes, Duties and Other Charges), the Depositary may, in its discretion, and shall if reasonably requested by the Company, amend this ADR or distribute additional or amended ADRs (with or without calling this ADR for exchange) or cash, securities or property on the record date set by the Depositary therefor to reflect any change in par value, split-up, consolidation, cancellation or other reclassification of Deposited Securities, any Share Distribution or Other Distribution not distributed to Holders or any cash, securities or property available to the Depositary in respect of Deposited Securities from (and the Depositary is hereby authorized to surrender any Deposited Securities to any person and, irrespective of whether such Deposited Securities are surrendered or otherwise cancelled by operation of law, rule, regulation or otherwise, to sell by public or private sale any property received in connection with) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all the assets of the Company.

(b) To the extent the Depositary does not so amend this ADR or make a distribution to Holders to reflect any of the foregoing, or the net proceeds thereof, whatever cash, securities or property results from any of the foregoing shall constitute Deposited Securities and each ADS evidenced by this ADR shall automatically represent its pro rata interest in the Deposited Securities as then constituted.

(c) Promptly upon the occurrence of any of the aforementioned changes affecting Deposited Securities, the Company shall notify the Depositary in writing of such occurrence and as soon as practicable after receipt of such notice from the Company, may instruct the Depositary to give notice thereof, at the Company's expense, to Holders in accordance with the provisions hereof. Upon receipt of such instruction, the Depositary shall give notice to the Holders in accordance with the terms thereof, as soon as reasonably practicable.

(14) Exoneration.

(a) The Depositary, the Company, and each of their respective directors, officers, employees, agents and affiliates and each of them shall: (i) incur no liability to Holders or Beneficial Owners (A) if any present or future law, rule, regulation, fiat, order or decree of the United States, the Cayman Islands, the People’s Republic of China (including the Hong Kong Special Administrative Region, the People’s Republic of China) or any other country or jurisdiction, or of any governmental or regulatory authority or any securities exchange or market or automated quotation system, the provisions of or governing any Deposited Securities, any present or future provision of the Company's charter, any act of God, war, terrorism, nationalization, epidemic, pandemic, expropriation, currency restrictions, work stoppage, strike, civil unrest, revolutions, rebellions, explosions, computer failure or circumstance beyond its direct and immediate control shall prevent or delay, or shall cause any of them to be subject to any civil or criminal penalty in connection with, any act which the Deposit Agreement or this ADR provides shall be done or performed by it or them (including, without limitation, voting pursuant to paragraph (12) hereof), or (B) by reason of any non-performance or delay, caused as aforesaid, in the performance of any act or things which by the terms of the Deposit Agreement it is provided shall or may be done or performed or any exercise or failure to exercise any discretion given it in the Deposit Agreement or this ADR (including, without limitation, any failure to determine that any distribution or action may be lawful or reasonably practicable); (ii) not incur or assume any liability to Holders or Beneficial Owners except to perform its obligations to the extent they are specifically set forth in this ADR and the Deposit Agreement without gross negligence or willful misconduct and the Depositary shall not be a fiduciary or have any fiduciary duty to Holders or Beneficial Owners; (iii) in the case of the Depositary and its agents, be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities, ADSs or this ADR; (iv) in the case of the Company and its agents hereunder be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities, the ADSs, or this ADR, which in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense (including fees and disbursements of counsel) and liability be furnished as often as may be required; and (v) not be liable to Holders or Beneficial Owners for any action or inaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Holder, any other person believed by it to be competent to give such advice or information, or in the case of the Depositary only, the Company. The Depositary shall not be liable for the acts or omissions made by, or the insolvency of, any securities depository, clearing agency or settlement system.

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(b) The Depositary. The Depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any Custodian that is not a branch or affiliate of JPMorgan Chase Bank, N.A. The Depositary shall not have any liability for the price received in connection with any sale of securities, the timing thereof or any delay in action or omission to act nor shall it be responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale. Notwithstanding anything to the contrary contained in the Deposit Agreement (including the ADRs), subject to the further limitations set forth in subparagraph (p) of this paragraph (14), the Depositary shall not be responsible for, and shall incur no liability in connection with or arising from, any act or omission to act on the part of the Custodian except to the extent that any Holder has incurred liability directly as a result of the Custodian having (i) committed fraud or willful misconduct in the provision of custodial services to the Depositary or (ii) failed to use reasonable care in the provision of custodial services to the Depositary as determined in accordance with the standards prevailing in the jurisdiction in which the Custodian is located.

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(c) The Depositary, its agents and the Company may rely and shall be protected in acting upon any written notice, request, direction, instruction or document believed by them to be genuine and to have been signed, presented or given by the proper party or parties.

(d) The Depositary shall be under no obligation to inform Holders or Beneficial Owners about the requirements of the laws, rules or regulations or any changes therein or thereto of any country or jurisdiction or of any governmental or regulatory authority or any securities exchange or market or automated quotation system.

(e) The Depositary and its agents will not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, for the manner in which any such vote is cast, or for the effect of any such vote.

(f) The Depositary may rely upon instructions from the Company or its counsel in respect of any approval or license required for any currency conversion, transfer or distribution.

(g) The Depositary and its agents may own and deal in any class of securities of the Company and its affiliates and in ADRs.

(h) Notwithstanding anything to the contrary set forth in the Deposit Agreement or an ADR, the Depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the Deposit Agreement, any Holder or Holders, any ADR(s) or ADS(s) or otherwise related hereto or thereto to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators.

(i) None of the Depositary, the Custodian or the Company shall be liable for the failure by any Holder or Beneficial Owner to obtain the benefits of credits or refunds of non-U.S. tax paid against such Holder's or Beneficial Owner's income tax liability.

(j) The Depositary is under no obligation to provide the Holders and Beneficial Owners, or any of them, with any information about the tax status of the Company.

(k) The Depositary and the Company shall not incur any liability for any tax or tax consequences that may be incurred by Holders or Beneficial Owners on account of their ownership or disposition of the ADRs or ADSs.

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(l) The Depositary shall not incur any liability for the content of any information submitted to it by or on behalf of the Company for distribution to the Holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the Deposited Securities, for the validity or worth of the Deposited Securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the Deposit Agreement or for the failure or timeliness of any notice from the Company.

(m) Notwithstanding anything herein or in the Deposit Agreement to the contrary, the Depositary and the Custodian(s) may use third party delivery services and providers of information regarding matters such as pricing, proxy voting, corporate actions, class action litigation and other services in connection herewith and the Deposit Agreement, and use local agents to provide services such as, but not limited to, attendance at any meetings of security holders. Although the Depositary and the Custodian will use reasonable care (and cause their agents to use reasonable care) in the selection and retention of such third party providers and local agents, they will not be responsible for any errors or omissions made by them in providing the relevant information or services.

(n) The Depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the Depositary or in connection with any matter arising wholly after the removal or resignation of the Depositary.

(o) The Company has agreed to indemnify the Depositary and its agents under certain circumstances and the Depositary has agreed to indemnify the Company under certain circumstances.

(p) Neither the Depositary nor any of its agents shall be liable to Holders or Beneficial Owners for any indirect, special, punitive or consequential damages (including, without limitation, legal fees and expenses) or lost profits, in each case of any form incurred by any person or entity (including, without limitation, Holders and Beneficial Owners), whether or not foreseeable and regardless of the type of action in which such a claim may be brought.

(15) Resignation and Removal of Depositary; the Custodian.

(a) Resignation. The Depositary may resign as Depositary by written notice of its election so to do delivered to the Company, such resignation to take effect upon the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement.

(b) Removal. The Depositary may at any time be removed by the Company by no less than 60 days' prior written notice of such removal, to become effective upon the later of (i) the 60th day after delivery of the notice to the Depositary and (ii) the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement.

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(c) The Custodian. The Depositary may appoint substitute or additional Custodians and the term "Custodian" refers to each Custodian or all Custodians as the context requires.

(16) Amendment. Subject to the last sentence of paragraph (2) (Withdrawal of Deposited Securities), the ADRs and the Deposit Agreement may be amended by the Company and the Depositary, provided that any amendment that imposes or increases any fees or charges on a per ADS basis (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, SWIFT, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or that shall otherwise prejudice any substantial existing right of Holders or Beneficial Owners, shall become effective 30 days after notice of such amendment shall have been given to the Holders. Every Holder and Beneficial Owner at the time any amendment to the Deposit Agreement so becomes effective shall be deemed, by continuing to hold such ADR, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. In no event shall any amendment impair the right of the Holder of any ADR to surrender such ADR and receive the Deposited Securities represented thereby, except in order to comply with mandatory provisions of applicable law. Any amendments or supplements which (i) are reasonably necessary (as agreed by the Company and the Depositary) in order for (a) the ADSs to be registered on Form F-6 under the Securities Act of 1933 or (b) the ADSs or Shares to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by Holders, shall be deemed not to prejudice any substantial rights of Holders or Beneficial Owners. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the Deposit Agreement or the form of ADR to ensure compliance therewith, the Company and the Depositary may amend or supplement the Deposit Agreement and the ADR at any time in accordance with such changed laws, rules or regulations. Such amendment or supplement to the Deposit Agreement in such circumstances may become effective before a notice of such amendment or supplement is given to Holders or within any other period of time as required for compliance. Notice of any amendment to the Deposit Agreement or form of ADRs shall not need to describe in detail the specific amendments effectuated thereby, and failure to describe the specific amendments in any such notice shall not render such notice invalid, provided, however, that, in each such case, the notice given to the Holders identifies a means for Holders and Beneficial Owners to retrieve or receive the text of such amendment (i.e., upon retrieval from the Commission's, the Depositary's or the Company's website or upon request from the Depositary).

(17) Termination. The Depositary may, and shall at the written direction of the Company, terminate the Deposit Agreement and this ADR by mailing notice of such termination to the Holders at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the Depositary shall have (i) resigned as Depositary hereunder, notice of such termination by the Depositary shall not be provided to Holders unless a successor depositary shall not be operating hereunder within 60 days of the date of such resignation, or (ii) been removed as Depositary hereunder, notice of such termination by the Depositary shall not be provided to Holders unless a successor depositary shall not be operating hereunder on the 60th day after the Company's notice of removal was first provided to the Depositary. Notwithstanding anything to the contrary herein, the Depositary may terminate the Deposit Agreement without notice to the Company but subject to giving 30 days’ notice to the Holders, under the following circumstances: (i) in the event of the Company’s bankruptcy or insolvency, (ii) if the Company effects (or will effect) a redemption of all or substantially all of the Deposited Securities, or a cash or share distribution representing a return of all or substantially all of the value of the Deposited Securities, or (iii) there occurs a merger, consolidation, sale of assets or other transaction as a result of which securities or other property are delivered in exchange for or in lieu of Deposited Securities .

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After the date so fixed for termination, (a) all Direct Registration ADRs shall cease to be eligible for the Direct Registration System and shall be considered ADRs issued on the ADR Register and (b) the Depositary shall use its reasonable efforts to ensure that the ADSs cease to be DTC eligible so that neither DTC nor any of its nominees shall thereafter be a Holder. At such time as the ADSs cease to be DTC eligible and/or neither DTC nor any of its nominees is a Holder, the Depositary shall (a) instruct its Custodian to deliver all Deposited Securities to the Company along with a general stock power that refers to the names set forth on the ADR Register and (b) provide the Company with a copy of the ADR Register (which copy may be sent by email or by any means permitted under the notice provisions of the Deposit Agreement). Upon receipt of such Deposited Securities and the ADR Register, the Company shall use its best efforts to issue to each Holder a Share certificate representing the Shares represented by the ADSs reflected on the ADR Register in such Holder's name and to deliver such Share certificate to the Holder at the address set forth on the ADR Register. After providing such instruction to the Custodian and delivering a copy of the ADR Register to the Company, the Depositary and its agents will perform no further acts under the Deposit Agreement and this ADR and shall cease to have any obligations under the Deposit Agreement and/or the ADRs. After the Company receives the copy of the ADR Register and the Deposited Securities, the Company shall be discharged from all obligations under the Deposit Agreement except (i) to distribute the Shares to the Holders entitled thereto and (ii) for its obligations to the Depositary and its agents.

(18) Appointment; Acknowledgements and Agreements. Each Holder and each Beneficial Owner, upon acceptance of any ADSs or ADRs (or any interest in any of them) issued in accordance with the terms and conditions of the Deposit Agreement shall be deemed for all purposes to (a) be a party to and bound by the terms of the Deposit Agreement and the applicable ADR(s), (b) appoint the Depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the Deposit Agreement and the applicable ADR(s), to adopt any and all procedures necessary to comply with applicable law and to take such action as the Depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the Deposit Agreement and the applicable ADR(s), the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof, and (c) acknowledge and agree that (i) nothing in the Deposit Agreement or any ADR shall give rise to a partnership or joint venture among the parties thereto nor establish a fiduciary or similar relationship among such parties, (ii) the Depositary, its divisions, branches and affiliates, and their respective agents, may from time to time be in the possession of non-public information about the Company, Holders, Beneficial Owners and/or their respective affiliates, (iii) the Depositary and its divisions, branches and affiliates may at any time have multiple banking relationships with the Company, Holders, Beneficial Owners and/or the affiliates of any of them, (iv) the Depositary and its divisions, branches and affiliates may, from time to time, be engaged in transactions in which parties adverse to the Company or the Holders or Beneficial Owners may have interests, (v) nothing contained in the Deposit Agreement or any ADR(s) shall (A) preclude the Depositary or any of its divisions, branches or affiliates from engaging in such transactions or establishing or maintaining such relationships, or (B) obligate the Depositary or any of its divisions, branches or affiliates to disclose such transactions or relationships or to account for any profit made or payment received in such transactions or relationships, (vi) the Depositary shall not be deemed to have knowledge of any information held by any branch, division or affiliate of the Depositary and (vii) notice to a Holder shall be deemed, for all purposes of the Deposit Agreement and this ADR, to constitute notice to any and all Beneficial Owners of the ADSs evidenced by such Holder’s ADRs. For all purposes under the Deposit Agreement and this ADR, the Holder hereof shall be deemed to have all requisite authority to act on behalf of any and all Beneficial Owners of the ADSs evidenced by this ADR.

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(19) Waiver. EACH PARTY TO THE DEPOSIT AGREEMENT (INCLUDING, FOR AVOIDANCE OF DOUBT, EACH HOLDER AND BENEFICIAL OWNER OF, AND/OR HOLDER OF INTERESTS IN, ADSS OR ADRS) HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING AGAINST THE DEPOSITARY AND/OR THE COMPANY DIRECTLY OR INDIRECTLY ARISING OUT OF, BASED UPON OR RELATING IN ANY WAY TO THE SHARES OR OTHER DEPOSITED SECURITIES, THE ADSs OR THE ADRs, THE DEPOSIT AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREIN OR THEREIN, OR THE BREACH HEREOF OR THEREOF (WHETHER BASED ON CONTRACT, TORT, COMMON LAW OR ANY OTHER THEORY). No provision of this Deposit Agreement or any ADR is intended to constitute a waiver or limitation of any rights which Holders or Beneficial Owners may have under the Securities Act of 1933 or the Securities Exchange Act of 1934, to the extent applicable.

(20) Jurisdiction. By holding or owning an ADR or ADS or an interest therein, Holders and Beneficial Owners each irrevocably agree that any legal suit, action or proceeding against or involving Holders or Beneficial Owners brought by the Company or the Depositary arising out of, based upon or relating in any way to the Deposit Agreement, the ADSs, the ADRs or the transactions contemplated therein, herein, thereby or hereby, may be instituted in a state or federal court in New York, New York, and by holding or owning an ADR or ADS or an interest therein each irrevocably waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding.  By holding or owning an ADR or ADS or an interest therein, Holders and Beneficial Owners each also irrevocably agree that any legal suit, action or proceeding against or involving the Depositary and/or the Company brought by Holders or Beneficial Owners or any other person or party arising out of, based upon or relating in any way to the Deposit Agreement, the ADSs, the ADRs or the transactions contemplated therein, herein, thereby or hereby, including, without limitation, claims under the Securities Act of 1933, may only be instituted in the United States District Court for the Southern District of New York (or in the state courts of New York County in New York if either (i) the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute or (ii) the designation of the United States District Court for the Southern District of New York as the exclusive forum for any particular dispute is, or becomes, invalid, illegal or unenforceable).  Notwithstanding the above or anything in the Deposit Agreement to the contrary, in the Deposit Agreement each of the parties thereto (i.e. the Company,

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the Depositary and all Holders and Beneficial Owners from time to time of ADRs issued thereunder (and any persons owning or holding interests in ADSs)) have agreed that: (i) the Depositary may, in its sole discretion, elect to institute any dispute, suit, action, controversy, claim or proceeding directly or indirectly arising out of, based upon or relating in any way to the Deposit Agreement, the ADSs, the ADRs or the transactions contemplated therein, herein, thereby or hereby, including without limitation any question regarding its or their existence, validity, interpretation, performance or termination (a “Dispute”) against any other party or parties hereto (including, without limitation, Disputes, suits, actions or proceedings brought against Holders and Beneficial Owners) or any other person or party, by having the Dispute referred to and finally resolved by an arbitration conducted under the terms set out below, and (ii) the Depositary may in its sole discretion require, by written notice to the relevant person or party, or persons or parties, that any Dispute, suit, action, controversy, claim or proceeding brought by any party or parties hereto or any other person or party (including, without limitation, Disputes, suits, actions or proceedings brought by Holders and Beneficial Owners) against the Depositary shall be referred to and finally settled by an arbitration conducted under the terms set out below; provided however, notwithstanding the Depositary’s written notice under this clause (ii), to the extent there are specific federal securities law violation aspects to any claims against the Company and/or the Depositary brought by any Holder, Beneficial Owner or other person or party, the federal securities law violation aspects of such claims brought by a Holder or Beneficial Owner or any other person or party against the Company and/or the Depositary may, at the option of such Holder, Beneficial Owner, person or party, remain in the United States District Court for the Southern District of New York (or in the state courts of New York County in New York if either (i) the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute or (ii) the designation of the United States District Court for the Southern District of New York as the exclusive forum for any particular dispute is, or becomes, invalid, illegal or unenforceable) and all other aspects, claims, Disputes, legal suits, actions and/or proceedings brought by such Holder, Beneficial Owner, person or party against the Company and/or the Depositary, including those brought along with, or in addition to, federal securities law violation claims, would be referred to arbitration in accordance herewith. Any such arbitration shall, at the Depositary’s election, be conducted either in New York,

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New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association or in Hong Kong following the arbitration rules of the United Nations Commission on International Trade Law (UNCITRAL) with the Hong Kong International Arbitration Centre serving as the appointing authority, and the language of any such arbitration shall be English.  A notice of arbitration may be mailed to the Company at its address last specified for notices under the Deposit Agreement, and, if applicable, to any Holders at their addresses on the ADR Register, which notice to any such Holder, for the avoidance of doubt, shall be deemed, for all purposes of the Deposit Agreement and the ADRs, including, without limitation, the arbitration provisions contained in this paragraph (20), constitute notice to any and all Beneficial Owners of the ADSs evidenced by such Holder’s ADRs. In any case where the Depositary exercises its right to arbitrate hereunder, arbitration of the Dispute shall be mandatory and any pending litigation arising out of or related to such Dispute shall be stayed. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The number of arbitrators shall be three, each of whom shall be disinterested in the dispute or controversy, shall have no connection with any party thereto, and shall be an attorney experienced in international securities transactions. Each of the Company and the Depositary shall appoint one arbitrator and the two arbitrators shall select a third arbitrator who shall serve as chairperson of the tribunal. If a Dispute shall involve more than two parties, the parties shall attempt to align themselves in two sides (i.e., claimant and respondent), each of which shall appoint one arbitrator as if there were only two parties to such Dispute. If either or both parties fail to select an arbitrator, or if such alignment (in the event there are more than two parties) shall not have occurred, within thirty (30) calendar days after the Depositary serves the arbitration demand or the two arbitrators fail to select a third arbitrator within thirty (30) calendar days of the selection of the second arbitrator, the American Arbitration Association in the case of an arbitration in New York, or the Hong Kong International Arbitration Centre in the case of an arbitration in Hong Kong, shall appoint the remaining arbitrator or arbitrators in accordance with its rules. The parties and the American Arbitration Association and/or the Hong Kong International Arbitration Centre, as the case may be, may appoint the arbitrators from among the nationals of any country, whether or not the appointing party or any other party to the arbitration is a national of that country. The arbitrators shall have no authority to award damages against any party not measured by the prevailing party's actual damages and shall have no authority to award any consequential, special or punitive damages against any party and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of the Deposit Agreement. In all cases, the fees of the arbitrators and other costs incurred by the parties in connection with such arbitration shall be paid by the party (or parties) that is (or are) unsuccessful in such arbitration. No party to the Deposit Agreement shall be entitled to join or consolidate disputes by or against others in any arbitration, or to include in any arbitration any dispute as a representative or member of a class, or act in any arbitration in the interest of the general public or in a private attorney general capacity.